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                                                                      EXHIBIT 12


             PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                     Years Ended December 31,
                                                        -----------------------------------------------------
                                                         1995       1994         1993      1992       1991
                                                        ------     ------       -----      ----       -----
Earnings from continuing operations before
 accounting changes, income taxes and
 minority equity                                     $1,136,393  $1,271,276 $  777,736  $  947,395 $  909,659

Less: Equity in undistributed net income
 (loss) of companies owned less than 50%                  7,389       8,156      8,037       6,464      5,062
                                                     ----------  ---------- ----------  ---------- ----------
                                                      1,129,004   1,263,120    769,699     940,931    904,597

Add: Amortization of previously capitalized
 interest                                                10,079       7,695      5,419       4,486      3,109

Fixed charges included in the above:
 Interest and amortization of debt expense              121,018     139,013    209,399     162,425    145,655

Rental expense representative of an
  interest factor                                        35,330      35,290     32,348      34,743     36,834
                                                     ----------  ---------- ----------  ---------- ----------

Earnings from continuing operations before
 accounting changes, income taxes, minority
 equity and fixed charges                            $1,295,431  $1,445,118 $1,016,865  $1,142,585 $1,090,195
                                                     ==========  ========== ==========  ========== ==========

Interest incurred and amortization of debt
 expense                                                148,542     164,341    233,683     178,677    158,724

Rental expense representative of an
 interest factor                                         35,330      35,290     32,348      34,743     36,834
                                                     ----------  ---------- ----------  ---------- ----------

Total fixed charges                                  $  183,872  $  199,631 $  266,031  $  213,420 $  195,558
                                                     ==========  ========== ==========  ========== ==========

Ratio of earnings to fixed charges                         7.05        7.24       3.82        5.35       5.57
                                                     ==========  ========== ==========  ========== ==========